Exhibit 1
LUMINAR TECHNOLOGIES, INC.
2020 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the Luminar Technologies, Inc. 2020 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement (this “Award Agreement”).
RECITALS
WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Luminar Technologies, Inc. (the “Company”) acknowledges that the Start of Production (“SOP”) for customer series production will be a significant step forward and positive inflection point of the value of the Company;
WHEREAS, the Compensation Committee has concluded that it is in the best interest of the Company and its stockholders to enter into this Award Agreement, the vesting of which is contingent upon, among other things, the Company’s achievement of SOP of one (1) series production program; and

    WHEREAS, the Compensation Committee will consider a second long-term incentive award for Mr. Russell upon the Company’s achievement of two (2) customer SOPs for series production.
AGREEMENT

    NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
NOTICE OF RESTRICTED STOCK UNIT GRANT
Participant Name: Austin Russell
You have been granted the right to receive an Award of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number
Date of Grant                May 2, 2022
Total Number of RSUs        10,800,000
Vesting Commencement Date    Date of Grant
Vesting Schedule:
Subject to the achievement of the Operational Milestone (as defined and described below), each RSU subject to this Award will vest to the extent both of the following criteria are satisfied: (i) the service-based requirement (the “Service Requirement”) and (ii) the stock price milestone (the “Stock Price Requirement”) as to such RSU, as described further below, subject in each case to Participant’s continuing to be a Service Provider through each vesting date (except as provided in Section 4(b)).

1.Service Requirement. The Service Requirement will be satisfied as to the following percentages of the Total Number of RSUs on each of the first seven (7) anniversaries of the Vesting Commencement Date.

Anniversary of Vesting Commencement Date	% of Total RSUs Service-Based Vesting	Cumulative % of RSUs Service-Based Vesting
0	0%	0%
1	10%	10%
2	10%	20%
3	10%	30%
4	15%	45%
5	15%	60%
6	20%	80%
7	20%	100%

2.Stock Price Requirement.

The Stock Price Requirement will be satisfied as to a particular tranche of RSUs set forth in the Stock Price Milestone Table below upon the certification of the Administrator’s (or its delegate) that the corresponding Stock Price Milestone (as defined and described below) as to such tranche of RSUs is achieved as of a particular date.

Stock Price Milestone Table

Tranche	Stock Price Milestone	RSUs Vesting
1	Stock Price of $50 or more	3,600,000
2	Stock Price of $60 or more	3,600,000
3	Stock Price of $70 or more	3,600,000

A “Stock Price Milestone” is achieved when the volume-weighted average price per Share for the preceding ninety (90) consecutive trading days (the “90 Day VWAP”) equals or exceeds the milestone’s stock price. The achievement of a Stock Price Milestone will also satisfy the achievement of any unachieved Stock Price Milestone for a lower-numbered tranche. Once a Stock Price Milestone has been achieved, it is forever deemed achieved (i.e., if the stock price declines following satisfaction of a Stock Price Milestone, such Stock Price Milestone will still be deemed achieved) and cannot be achieved again.

3.Operational Milestone. The “Operational Milestone” is the Company’s achievement of the start of production (SOP) of one (1) series production program, as certified by the Administrator (or its delegate) pursuant to Section 4(d).
4.Other Terms.
(a)Performance Period. The Operational Milestone and the Stock Price Milestones must be achieved by the seven (7) year anniversary of the Vesting Commencement Date (the “Final Vesting Date”). Any unvested RSUs remaining as of the day immediately following the Final Vesting Date shall be cancelled and forfeited without consideration.
(b)Termination. Upon the date when Participant ceases to be a Service Provider (the “Termination Date”), the Administrator shall promptly determine whether any vesting requirements have been satisfied as of the Termination Date and provide certification of the same effective as of the Termination Date. If Participant ceases to be a Service Provider due to Participant’s death or Disability, the Service Requirement shall be deemed to be satisfied as of the Termination Date for that number of additional RSUs that would have service-based vested had Participant continued to be a Service Provider through the eighteen (18) month anniversary of the Termination Date (provided that any requisite Stock Price Milestone or Operational Milestone must have been satisfied prior to the Participant’s actual Termination Date without regard to any achievement thereof in the eighteen (18) months following such Termination Date).
(c)Change in Control. If Participant has been continuously a Service Provider through the date of a Change in Control, (i) the Service Requirement and Operational Milestone, to the extent not then achieved, will both be deemed achieved on the date of such Change in Control, and (ii) the greater of (1) the fair market value per Share of the consideration received by the common stockholders of the Company in the Change in Control or (2) the most recent closing price per Share immediately prior to the consummation of the Change in Control, may additionally be used to satisfy a Stock Price Milestone (e.g., if the per Share consideration received by the stockholders of the Company in the Change of Control is $70, the tranche 3 $70 Stock Price Milestone would be satisfied) (the greater of (i) or (ii), the “Per Share CIC Price”). In addition, in the event of a Change in Control, if the per Share stock price using either the 90 Day VWAP or the Per Share CIC Price falls between two Stock Price Milestones (e.g., $65, but not, for avoidance of doubt, below the lowest Stock Price Milestone), straight line linear interpolation between two tranches may be used to satisfy the Stock Price Requirement for a partial tranche of RSUs (e.g., if the Per Share CIC Price is $65 and the tranche 3 Stock Price Milestone has not yet been achieved, then the Stock Price Requirement would be satisfied as to 1,800,000 additional RSUs). The satisfaction of the Stock Price Requirement upon a Change in Control will be deemed to occur immediately prior to the consummation of the Change in Control. After giving effect to the foregoing provisions of this Section 4(c), any portion of this Award that has not become vested in a Change of Control due to the Stock Price Milestone not being met as of the date of such Change in Control shall be cancelled for no consideration.
(d)Achievement Certification. Achievement of the Operational Milestone and Stock Price Milestones shall be determined, approved and certified by the Administrator (or its delegate) in its sole, good faith discretion. The Administrator’s certification of the Operational Milestone or a Stock Price Milestone shall occur as soon as practicable after the respective milestone is achieved.
(e)Milestone Adjustment. Without limitation to the terms of the Plan, if a recapitalization, corporate transaction or other change described in Section 14 of the Plan occurs, the Administrator has the discretion to adjust this Award, including without limitation the stock price of each Stock Price Milestone, to the extent necessary to prevent the dilution, diminution or enlargement of benefits under this Award.
(f)CLAWBACK PROVISION. Without limiting any right of repayment, forfeiture, or offset against the Participant that may be available under applicable law or otherwise from time to time, if the Company is required to undertake a restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act or the Securities Act of 1933, as amended (a “Restatement”), due to misconduct (including without limitation fraud) by Company management, then the Board may, after exercising a normal due process review of all the relevant facts and circumstances, in its sole discretion, recover all or any portion of the Award or any consideration issued thereunder (including without limitation cash issued in settlement of vested RSUs) paid to or earned by the Participant during the three-year period preceding the date on which the Company is required to prepare the Restatement (the “Recoverable Compensation”). Subject to applicable law, the Board may seek to recoup such Recoverable Compensation by requiring the Participant to repay such amount to the Company; by a set-off of the Participant’s other compensation; by reducing future compensation; or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate. In addition, the Board may, in its sole discretion and in the reasonable exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding such Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

By Participant’s acknowledgement on the Fidelity website and the signature of the representative of Luminar Technologies, Inc. (the “Company”) below, or by Participant otherwise accepting this Award, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the terms and conditions of Restricted Stock Unit Grant and the Country-Specific Addendum attached hereto, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator on any questions relating to the Plan and Award Agreement.

    LUMINAR TECHNOLOGIES, INC.

    /s/ Thomas J. Fennimore
    By
    Chief Financial Officer
    Title

AGREED AND ACCEPTED:

    AUSTIN RUSSELL

    /s/ Austin Russell
(Signature)

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.    Grant. The Company hereby grants to the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 21 of the Plan, if there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to receive Shares pursuant to any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company. Any Restricted Stock Units that vest in accordance with Section 3 will be settled by delivery of whole Shares as set forth herein to Participant (or in the event of Participant’s death, to his or her estate), subject to Participant satisfying any Tax-Related Items as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units will be settled by delivery of whole Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one-half (2½) months from the end of the Company’s tax year that includes the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year in which Shares will be issued upon payment of any Restricted Stock Units under this Award Agreement.
3.    Vesting Schedule. The Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs, except as otherwise provided in Section 4(b) of the Notice of Grant. Service Provider status for purposes of this Award will end on the day that Participant is no longer actively providing services as an Employee, Director, or Independent Contractor and will not be extended by any notice period or “garden leave” that may be required contractually or under Applicable Laws. Notwithstanding the foregoing, the Administrator (or any delegate) shall have the sole and absolute discretion to determine when Participant is no longer providing active service for purposes of Service Provider status and participation in the Plan.
4.    Administrator Discretion. Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Code Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Code Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service

Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be settled in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Code Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award Agreement are exempt from or compliant with Code Section 409A.
5.    Forfeiture upon Termination of Status as a Service Provider. Except as otherwise provided in the Notice of Grant, any Restricted Stock Units that have not vested will be forfeited and will return to the Plan on the date that is thirty (30) days following the date of termination of Participant’s status as a Service Provider (the “Termination Date”). No additional Restricted Stock Units shall vest during such thirty (30) day period unless approved by the Administrator or otherwise provided in Section 4(b) of the Notice of Grant.
6.    Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, if so allowed by the Administrator in its sole discretion, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any Applicable Laws or regulations pertaining to said transfer.
7.    Withholding of Taxes. Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all applicable national, local, or other tax or social contribution, withholding, required deductions, or other payments, if any, that arise upon the grant or vesting of the Restricted Stock Units or the holding or subsequent sale of Shares, and the receipt of dividends, if any, or otherwise in connection with the Restricted Stock Units or the Shares (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and may exceed any amount actually withheld by the Company or the Employer. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to the Restricted Stock Units or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or a Parent, Subsidiary, or Employer pursuant to Applicable Laws) such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or payment of the Restricted Stock Units, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant or vesting of the Restricted Stock Units, the subsequent sale of Shares acquired under the Plan, and the receipt of dividends, if any; and (b) do not commit to and are under no obligation to structure the terms of the Restricted Stock Units or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items, or achieve any particular tax result. Participant also understands that Applicable Laws may require varying Share or Restricted Stock Unit valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under Applicable Laws. Further, if Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of any Tax-Related Items which the Company determines must be withheld with respect to such Shares.
As a condition to the grant and vesting of the Restricted Stock Units and as set forth in Section 15 of the Plan, Participant hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Parent or Subsidiary for) any Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following, in each case to the extent permitted by Applicable Laws: (i) by receipt of a cash payment from Participant; (ii) by withholding from Participant’s wages or other cash compensation paid to Participant by the Company or the Employer; (iii) withholding Shares that otherwise would be issued to Participant upon payment of the vested Restricted Stock Units (provided that amounts withheld shall not exceed the amount permitted under Applicable Laws); (iv) by withholding from proceeds of the sale of Shares acquired upon payment of the vested Restricted Stock Units through a voluntary sale or a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or (v) by any other arrangement approved by the Administrator. Notwithstanding the foregoing, if Participant is subject to Section 16 of the Exchange Act, Participant’s obligations with respect to all Tax-Related Items shall be satisfied by the Company withholding Shares that otherwise would be issued to Participant upon payment of the vested Restricted Stock Units, subject to Applicable Laws; provided that amounts withheld shall not exceed the amount permitted under Applicable Laws. Any Shares withheld pursuant to this Section 7 shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. Furthermore, Participant agrees to pay the Company or any Parent, Subsidiary, or Employer any Tax-Related Items that cannot be satisfied by the foregoing methods.
8.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares will have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). After such issuance, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, but prior to such issuance, Participant will not have any rights to dividends and/or distributions on such Shares.

9.    No Guarantee of Continued Service or Grants; No Acquired Rights. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF SHALL OCCUR ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE EMPLOYER OR CONTRACTING ENTITY (AS APPLICABLE) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER OR THE COMPANY (OR ANY PARENT OR SUBSIDIARY) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.
Participant also acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company; (d) Participant’s participation in the Plan is voluntary; (e) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of Participant’s employment contract, if any; (f) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation; or (g) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer, subject to Applicable Laws.
10.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Secretary at Luminar Technologies, Inc., 12601 Research Parkway, Orlando, FL 32826, or at such other address as the Company may hereafter designate in writing.
11.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of Applicable Laws or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.    Additional Conditions to Issuance of Stock and Imposition of Other Requirements. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or compliance of the Shares upon or with any securities exchange or under any Applicable Laws, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of any Shares will violate any state, federal or foreign securities or exchange laws or other Applicable Laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any Applicable Laws or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange. Furthermore, Participant understands that the Applicable Laws of the country in which Participant is residing or working at the time of grant or vesting of the Restricted Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent vesting of and/or issuance of Shares pursuant to the Restricted Stock Units. The Company shall not be obligated, and will have no liability for failure, to issue any Shares pursuant to the Restricted Stock Units at any time if the issuance of Shares violates or is not in compliance with any Applicable Laws, with such compliance determine by the Company in consultation with its legal counsel.
Furthermore, the Company reserves the right, without Participant’s consent, to cancel or forfeit outstanding grants or impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and the Shares subject to the Restricted Stock Units and on any other Award or Shares acquired under the Plan, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any Applicable Laws or facilitate the administration of the Plan. Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant understands that the Applicable Laws of the country in which he or she is resident or working at the time of grant, holding or vesting of the Restricted Stock Units or the holding or disposition of Shares (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the issuance of Shares or may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to the Restricted Stock Units or the Shares. If applicable, such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Award Agreement. Notwithstanding any provision herein, Optionee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. Participant also understands and agrees that if he works, resides, moves to, or otherwise is or becomes subject to Applicable Laws or company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to Participant as from the Date of Grant, unless otherwise determined by the Company in its sole discretion.
14.    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. If there is a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
15.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination regarding whether any Restricted Stock Units have vested). All actions taken, and all interpretations and determinations made, by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
16.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Participant’s current or future participation in the Plan, this Award, the Shares subject to this Award, any other securities of the Company or any other Company-related documents, by electronic means. By accepting this Award, whether electronically or otherwise, Participant hereby (a) consents to receive such documents by electronic means, (b) consents to the use of electronic signatures, and (c) agrees to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.
17.    Translation. If Participant has received this Award Agreement, including appendices, or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.
18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.    Agreement Severable. If any provision in this Award Agreement will be held invalid or unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
20.    Modifications to this Award Agreement. This Award Agreement and the Plan constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award

Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this Award of Restricted Stock Units.
21.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Personal Data (as described below) by and among, as applicable, the Company, any Parent, Subsidiary, or affiliate, or third parties as may be selected by the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that refusal or withdrawal of consent will affect Participant’s ability to participate in the Plan; without providing consent, Participant will not be able to participate in the Plan or realize benefits (if any) from the Restricted Stock Units.
Participant understands that the Company and any Parent, Subsidiary, affiliate, or designated third parties may hold personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Parent, Subsidiary, or affiliate, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”). Participant understands that Personal Data may be transferred to any Parent, Subsidiary, affiliate, or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the affiliate or entity that is Participant’s employer and its payroll provider.
Participant should also refer to any data privacy policy implemented by the Company (which will be available to Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of Participant’s Personal Data.
22.    Foreign Exchange Fluctuations and Restrictions. Participant understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease. Participant also understands that neither the Company, nor any affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Restricted Stock Units or Shares received (or the calculation of income or Tax-Related Items thereunder). Participant understands and agrees that, if required by the Company or Applicable Laws, any cross-border remittance made to transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Participant to provide such entity with certain information regarding the transaction.
23.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
24.    Governing Law and Venue. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida, and agree that such litigation will be conducted in the courts of Orange County, Florida, or the federal courts for the United States for the Middle District of Florida, and no other courts.

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